Exhibit 1A-6V

THIS NOTE IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER THE MICHIGAN MEDICAL MARIHUANA FACILITIES LICENSING ACT OR REGULATION AND TAXATION OF MARIHUANA ACT (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF THE MICHIGAN BUREAU OF MARIHUANA REGULATION (THE “REGULATOR”). SECTION 19 OF THIS NOTE CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 19.

CONVERTIBLE PROMISSORY NOTE

$20,000,000	January __, 2019

FOR VALUE RECEIVED, AEY CAPITAL, LLC, a Michigan limited liability company (“Borrower”), hereby unconditionally promises to pay to the order of SPARTAN PARTNERS HOLDINGS, LLC, a Michigan limited liability company (“Lender”), at the offices of Lender or such other place as Lender may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all “Advances” made by Lender to or on behalf of Borrower from time to time pursuant to that certain Credit and Security Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest (calculated on the basis of a three hundred and sixty five (365) day year) on the unpaid principal balance from day-to-day outstanding, computed and accruing from the date of the applicable Advance until paid in full, at a rate per annum equal to the lesser of (a) the Maximum Rate and (b) the prime interest rate (as stated in the Wall Street Journal, Eastern Edition, or comparable publication if the Wall Street Journal or such edition is not then published, on the business day immediately preceding the date the applicable Advance is made).

1.                   Definitions. Capitalized terms used in this Convertible Promissory Note (this “Note”) without definition shall have the meaning ascribed thereto in the Credit Agreement.

2.                   Payment Terms. The principal of and interest upon this Note shall be due and payable upon written demand by Lender given to Borrower but if no demand is made then all remaining principal and interest hereunder shall be due and payable immediately and automatically upon the expiration or termination for any reason of the Credit Agreement.

3.                   Voluntary Prepayment. Borrower may prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment.

4.                   Advances and Prepayment. If, by reason of payments or prepayments hereon, there are times when no indebtedness is owed hereunder, this Note shall nonetheless remain valid and shall be in full force and effect as to advances made pursuant to the Credit Agreement subsequent to each such occurrence.

5.                   Security. This Note is issued in accordance with the provisions of the Credit Agreement and is entitled to the benefits and security of the Credit Agreement and is secured by a first priority senior security interest granted by Borrower to Lender in the Collateral pursuant to the Credit Agreement.

6.                   Events of Default. The occurrence of any Event of Default under the Credit Agreement shall constitute an event of default (each, an “Event of Default”) under this Note.

7.                   Acceleration. If an Event of Default occurs, then, at the option of Lender, the entire then outstanding balance of principal hereunder and all accrued but unpaid interest or costs owing on this Note shall immediately become due and payable by Borrower to Lender, without notice of default, demand for payment or presentment, protest or notice of nonpayment or dishonor, or any other notices or demands of any kind or nature. If accelerated, Borrower may discharge its obligations under this Note by immediately paying to Lender the entire then outstanding balance of principal hereunder plus all accrued but unpaid interest and costs in a single lump sum.

8.                   Costs of Collection. If Lender exercises its acceleration rights pursuant to this Note, in addition to the payment of principal and accrued interest thereon, Borrower shall pay all costs of collection incurred by Lender, including reasonable attorneys’ fees incurred in connection with the protection or realization of collateral and Lender’s reasonable collection efforts, whether or not suit on this Note or any foreclosure or other proceeding is filed or initiated. Any and all of such costs shall be payable on demand and are an Obligation secured under the Credit Agreement.

9.                   Continuing Liability. Following the occurrence of an Event of Default, Borrower’s liability under this Note shall not be affected by Lender’s pursuit or non-pursuit of any one or more its rights, powers or remedies (including, without limitation, its option to accelerate the payment of this Note), regardless of the order in which or the extent to which Lender may pursue any of such rights, powers or remedies, it being understood that the liability of Borrower shall cease only upon satisfaction in full of all of Borrower’s obligations arising under this Note and the Credit Agreement.

10.               No Waiver. Lender’s forbearance, failure or delay to exercise any right, power or remedy under this Note, whether before or after an Event of Default, shall not constitute a waiver of such right, power or remedy, and any waiver of any past Event of Default shall not constitute a waiver of any future Event of Default. Any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of Lender shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Lender or by operation of law, and the exercise of any right, power or remedy shall not be deemed an election preventing the concurrent or subsequent exercise of any other right, power or remedy. No acceptance of a past due installment or other indulgence granted from time to time shall constitute a waiver of the right to insist upon prompt payment, be deemed a novation of this Note or a reinstatement of the debt evidenced by this Note, or preclude the exercise of any right, power or remedy which Borrower may have under law, by agreement or otherwise. Borrower and each endorser or guarantor of this Note, if any, expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

11.               Assignment. Borrower shall not transfer or assign any of its rights, interests, duties or obligations under this Note without Lender’s prior written consent, which may be given or withheld in Lender’s sole discretion. Any attempted or purported transfer or assignment by Borrower in violation of this Section shall be null and void. Lender may, in its sole discretion, transfer or assign any or all of its rights, interests, duties or obligations under this Note to any person or entity with written notice thereof to Borrower.

12.               Dispute Resolution; Waiver of Jury Trial. Any Dispute arising out of or relating to this Note or the arrangements hereunder or the breach hereof, including whether the controversy, dispute or claim is arbitrable, shall be resolved in accordance with Section 7 of the Credit Agreement. By agreeing to binding arbitration pursuant to this SectioN, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute. THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS SECTION IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY.

13.               Severability. If any provision of this Note, in whole or in part, or the application of any such provision, is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction and such provision can be severed without substantially changing the bargain reached by the parties, such provision or part of such provision shall be severed from this Note and such severance shall have no effect upon the enforceability, performance or obligations of the remainder of this Note, including the remainder of such provision not determined to be illegal, invalid or unenforceable.

14.               Time of the Essence. Time is of the essence in the performance of each of Borrower’s obligations arising under this Note.

15.               Miscellaneous. Section 8 of the Credit Agreement shall apply to this Note as if set forth in full herein and is incorporated herein by reference, mutatis mutandis.

16.               Conversion. If an Event of Default shall have occurred and be continuing, subject to Section 17, Lender shall have the option (the “Conversion Option”) to cause all unpaid accrued interest and the outstanding principal balance of this Note to convert in whole, into an equity interest in Borrower. Such conversion as a result of the exercise of the Conversion Option would result in Lender having an initial capital contribution in Borrower equal to the sum of (i) the outstanding principal and (ii) all unpaid accrued interest under this Note as of the date of the exercise of the Conversion Option. Lender shall document its intention to exercise the Conversion Option, subject to the limitations of Section 17, by providing written notice of the same to Borrower.

17.               Consent to Conversion. Upon Lender’s notice of intention to exercise the Conversion Option in accordance with Section 16 and prior to any actual conversion of this Note, Lender and each of its owners, if necessary, shall provide Borrower with any and all background information, fingerprints, and documentation as reasonably requested by Borrower, to obtain the requisite approval and consent, if necessary, from any governmental organizations, including but not limited to the Michigan Bureau of Marihuana Regulation (the “Governmental Authorities”), as are necessary to maintain all regulatory licenses held by Borrower or its subsidiaries and to add Lender, or Lender’s assigns, as an owner of Borrower (the “Consent”). Borrower shall put forth good faith efforts to expedite receipt of the Consent from the Governmental Authorities. For the avoidance of doubt, no conversion under this Note shall occur unless and until all necessary Consents from Governmental Authorities have been obtained.

18.               Effect of Conversion. Upon (a) Borrower receiving the Consent in accordance with Section 17, and (b) Borrower's receipt of a joinder agreement executed by Lender (the “Joinder”) to Borrower’s operating agreement, which shall be amended by agreement of the parties as necessary, Lender shall be issued an equity amount in Borrower based upon the then current fair market value of Borrower and the then current outstanding equity of Borrower, as determined by Borrower in good faith. To the extent that such equity amount constitutes one hundred (100%) of the equity interests of Borrower, then upon execution of the Joinder, the existing owner or each of the existing owners of Borrower (each an “Existing Owner”) shall forfeit all of such Existing Owner’s equity interests in Borrower without payment and each Existing Owner’s equity interests shall automatically revert to Lender without the necessity of any further action of Borrower or such Existing Owner. Notwithstanding the foregoing, Lender shall not be admitted as a member of Borrower until such time as Borrower has received the executed Joinder and the Consent.

19.               Regulatory Compliance. This Note is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either the Michigan Medical Marihuana Facilities Licensing Act or the Michigan Regulation and Taxation of Marihuana Act (together with all related rules and regulations thereunder, the “Act”) or the guidance or instruction of the Michigan Bureau of Marihuana Regulation (the “Regulator”). The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Note to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

20.               Federal Cannabis Laws. The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Note with any Federal Cannabis Laws. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no party shall seek to enforce the provisions hereof in federal court unless and until the parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first written above.

Borrower:

AEY CAPITAL, LLC

By:
Name: David Malinoski
Title: Member

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ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges and consents to the foregoing Convertible Promissory Note, dated as of January ___, 2019 (the “Note”), executed by AEY CAPITAL, LLC, a Michigan limited liability company (“Borrower”) and SPARTAN PARTNERS HOLDINGS, LLC, a Michigan limited liability company (“Lender”). Unless otherwise defined in this Acknowledgement and Consent (“Acknowledgement”), terms defined in the Note have the same meanings when used in this Acknowledgement.

The undersigned further acknowledges and agrees that: (a) although he has signed this Acknowledgement, he is not a party to the Note, and does not, and will not, receive any right, benefit, priority or interest under or because of the existence of the Note, except for any rights and/or obligations relating to him in his capacity as the sole member of the Borrower pursuant to Section 16, Section 17 and Section 18 and (b) he will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of the Lender to effectuate the provisions and purposes of the Note.

David Malinoski, an individual

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